Exhibit 10.11

EXECUTION VERSION

$40,000,000

CREDIT AGREEMENT

Dated as of August 12, 2016

and

Effective as of September 20, 2016

Among

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

as Borrower,

THE LENDERS PARTY HERETO,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Interest Election Request

Schedule 1.01A	Immaterial Subsidiaries

Schedule 2.01	Commitments

Schedule 3.01	Organization and Good Standing

Schedule 3.04	Governmental Approvals

Schedule 3.07(a)	Subsidiaries

Schedule 3.07(b)	Subscriptions

Schedule 3.10	Taxes

Schedule 3.15	Intellectual Property

Schedule 3.16	Anti-Money Laundering Laws

Schedule 6.01	Indebtedness

Schedule 6.02(a)	Liens

Schedule 6.04	Investments

Schedule 6.07	Transactions with Affiliates

Schedule 9.01	Notice Information

CREDIT AGREEMENT, dated as of August 12, 2016 and effective as of September 20, 2016 (this “Agreement”), among CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED, a Gibraltar private company limited by shares (the “Borrower”), the LENDERS party hereto from time to time, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

WHEREAS, the Borrower is a wholly-owned subsidiary of Claire’s Stores, Inc., a Florida corporation (“Claire’s Stores”); and

WHEREAS, in connection with the Exchange Offer (as defined below) by Claire’s Stores, the Borrower and the Lenders have agreed to enter into this Agreement providing for, among other things, a $40 million term loan (the “Term Loan”) to be funded by the Lenders on the Closing Date (as defined below) by rolling over outstanding Revolving Facility Loans (as defined in the Senior Credit Agreement) in connection with the Exchange Transactions (as defined below).

NOW, THEREFORE, subject to the conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement (including the recitals hereto), the following terms shall have the meanings specified below:

“ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of August 12, 2016 and effective as of September 20, 2016, among Holdings, Claire’s Stores, as borrower, the lenders party thereto from time to time, and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as designated from time to time by the Administrative Agent as its “prime rate” at its principal office in New York, New York, (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%, and (d) zero; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the ICE Benchmark Administration Limited Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“ABR Loan” shall mean any portion of the Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Term Loan Facility” shall mean additional credit facility entered into on or after the Closing Date consisting of term loans to the Borrower in an aggregate principal amount not to exceed $60 million; provided, that (i) the Additional Term Loan Facility shall be pari passu with the Loans hereunder and (ii) to the extent the terms of the Additional Term Loan Facility are not consistent with this Agreement, the covenants and events of default of such Additional Term Loan Facility shall not be more restrictive to the Borrower, when taken as a whole, than the terms of this Agreement, unless the Borrower offers to amend this Agreement in a manner that includes such more restrictive terms.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Loan for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Loan, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent” shall mean the Administrative Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to the Borrower, its Subsidiaries or its Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” shall mean 4.50% per annum in the case of any Eurocurrency Loan and 3.50% per annum in the case of any ABR Loan.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A to this Agreement or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof accounted for as a liability at such time determined in accordance with GAAP.

A “Change in Control” shall be deemed to occur if:

(a) at any time, (i) Claire’s Stores shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (ii) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by persons who were neither (A) nominated or approved by the Board of Directors of Claire’s Stores or the Borrower or a Permitted Holder, (B) appointed by directors so nominated or approved nor (C) appointed by a Permitted Holder or (iii) a “change of control” (or similar event) shall occur under any Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock (to the extent the aggregate amount of the applicable Disqualified Stock exceeds $35 million); or

(b) any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” shall have the meaning set forth in Article IV.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Loan on the Closing Date pursuant to Section 2.01. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments is $40 million.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) the principal or face amount, regardless of whether GAAP would require a different amount to be recited on the balance sheet of the Borrower, of all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Subsidiaries, in each case, as determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, and expenses or charges related to any offering of Equity Interests or debt securities of Claire’s Stores or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), in each case, shall be excluded,

(ii) any net after tax income or loss from abandoned, closed or discontinued operations and any net after tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,

(iv) any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments resulting from fair-value accounting required by the applicable standards under GAAP shall be excluded,

(v) (A) the equity interest in the Net Income for such period of any person that is not a subsidiary of such person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any non-cash impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles, including key money amortization, arising pursuant to GAAP shall be excluded;

(ix) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) expenses associated with additional accruals and reserves that were established or adjusted within twelve months after February 28, 2012 and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standards under GAAP and related interpretations shall be excluded,

(xii) to the extent otherwise included in Consolidated Net Income any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) (i) the non-cash portion of “straight-line” rent expense shall be excluded, (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included, (iii) the non-cash amortization of tenant allowances shall be excluded and (iv) cash received from landlords for tenant allowances shall be included,

(xiv) an amount equal to the amount of any Restricted Payments actually made to any parent or equity holder of such person in respect of such period shall be included as though such amounts had been paid as income taxes directly by such person for such period, and

(xv) any (a) one-time non-cash compensation charges, (b) costs and expenses after February 28, 2012 related to employment of terminated employees (including but not limited to change of control payments, “gross up” payments under Code Sections 280G and 4999 and the acceleration of options) or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on February 28, 2012 of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cumulative Pro Forma Cash Interest Savings” means for any fiscal quarter after the Closing Date, the excess of (a) the product of (i) Net Cash Interest Expense for the twelve month period ending on the Closing Date (determined on a pro forma basis as if the $174.4 million principal amount of Claire’s Stores’ 10.50% Senior Subordinated Notes due 2017 had been exchanged for $174.4 million principal amount of its newly-issued 10.50% PIK Senior Subordinated Notes due 2017 at the beginning of such twelve month period) and (ii) a fraction the numerator of which is the number of full fiscal quarters that have elapsed since the Closing Date and the denominator of which is four; over (b) the sum of (x) Net Cash Interest Expense plus (y) license fee payments for the intellectual property license securing the New Unrestricted Subsidiary Term Loan Facility plus (z) amortization payments made pursuant to this paragraph, in each case for the period beginning on the first day of the first full fiscal quarter after the Closing Date and ending on the last day of the fiscal quarter for which Cumulative Pro Forma Cash Interest Savings is being determined.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) either mandatorily or at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Final Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xiii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes and foreign withholding Taxes (including any penalties and interest related to such Taxes or arising from Tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and the Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including the amortization of intangible assets, key money expense, deferred financing fees and capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness,

(v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing,

(vi) restructuring charges or reserves,

(vii) any other non-cash charges; provided, that, for purposes of this subclause (vii) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period and any other item specifically identified in the definition of “Consolidated Net Income” or in this definition of “EBITDA”),

(viii) the amount of loss on sale of receivables and related assets to a Special Purpose Receivables Subsidiary in connection with a Permitted Receivables Financing,

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower,

(x) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliate (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (i) the greater of $6 million and 2.0% of EBITDA for such four quarter period, plus any reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods, plus (ii) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (i) if paid, but were not included in such clause (i)), plus (iii) 2.0% of the value of transactions permitted hereunder and entered into by Holdings and its subsidiaries with respect to which the Fund or any Fund Affiliate provides any of the aforementioned types of services, plus (iv) the payment of the present value of all amounts payable pursuant to any agreement described in this subclause (x) of this clause (a) in connection with the termination of such agreement,

(xi) non-cash stock compensation expense including GAAP charges associated with any long-term incentive plan now in effect or later established,

(xii) any non-cash charges associated with any income or loss from disposed, abandoned, discontinued operations or store closures to the extent not already captured in (a)(ii) of the definition of “Consolidated Net Income”, and

(xiii) Exchange Transaction Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Embargoed Person” shall mean (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any applicable law (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, release or threatened release of, or exposure to, any hazardous material or to occupational health and safety matters (to the extent relating to the environment or hazardous materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Loan” shall mean any portion of the Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Offer” shall mean the proposed exchange of at least $400 million in the aggregate of some combination of Senior Secured Second Lien Notes and Senior Unsecured Notes (and, to the extent necessary to meet the minimum amount required for the exchange, Senior Subordinated Notes) for some combination of (i) new unsecured debt of the Borrower, (ii) up to $125 million of new term debt of a subsidiary of Claire’s Stores, which subsidiary shall be an Unrestricted Subsidiary (as defined in the Senior Credit Agreement) and (iii) up to $40 million of new first lien debt of Claire’s Stores.

“Exchange Transactions” shall mean, collectively, the transactions that have or will occur pursuant to the Transaction Documents, including the execution and delivery of the Loan Documents and the refinancing of outstanding Revolving Facility Loans (as defined in the Senior Credit Agreement) by rolling over such loans into the Term Loan.

“Exchange Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower (or any direct or indirect parent of the Borrower) directly or indirectly in connection with the Exchange Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby including, without limitation, payments which are accelerated or increased by reason of the consummation of the transactions.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) any income Taxes imposed on (or measured by) its net income (however denominated or franchise Taxes imposed in lieu of net income Taxes) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan, (x) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 2.19, any withholding Tax that is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan (or designates a new lending office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or Section 2.17(f) with respect to such Loan, and (d) any Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arms’-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” shall mean Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code) as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller (or the equivalents in the relevant jurisdictions) of such person.

“Final Maturity Date” shall mean February 4, 2019.

“Foreign Lender” shall mean any Lender that is not formed under the laws of Gibraltar.

“Fund” shall mean Apollo Management VI, L.P. and other affiliated co-investment partnerships.

“Fund Affiliate” shall mean (i) each Affiliate of the Fund and (ii) any individual who is a partner or employee of Apollo Management, L.P. or the Fund.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.18(b), 5.03, 5.07 and 6.02(e) to a Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Gibraltar Closing Date” shall have the meaning assigned to such term in the Third Amendment.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Holdings” shall mean Claire’s Inc., a Delaware corporation.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period, and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable Test Period. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01A.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (e) all Capital Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above) and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Administrative Agent by the Borrower on the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter in order to update such list with bona fide competitors of the Borrower and its Subsidiaries, with the written consent of the Administrative Agent, by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Interest Election Request” shall mean a request by the Borrower to convert or continue all or a portion of the Term Loan in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Loan and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan and (b) with respect to any ABR Loan, the last Business Day of each March, June, September and December.

“Interest Period” shall mean, as to any Eurocurrency Loan, the period commencing on the date of the borrowing of such Loan or on the last day of the immediately preceding Interest Period applicable to such Loan, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant borrowing date, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Loan is converted to an ABR Loan in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” shall mean, in relation to the LIBO Rate Loans for any Loan, the rate which results from interpolating on a linear basis between: (a) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the longest period (for which that rate is available) which is less than the Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“LIBO Rate” shall mean, with respect to any Eurocurrency Loan for any Interest Period, the greater of (a) zero, and (b) the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Bloomberg (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the Interpolated Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this Agreement and any Note issued under Section 2.09(d).

“Loans” shall mean, collectively, the Term Loans made by the Lenders pursuant to Section 2.01.

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Claire’s Stores, the Borrower and the Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Claire’s Stores, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Claire’s Stores, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of Claire’s Stores, the Borrower and the Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Claire’s Stores, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of the Borrower or any Subsidiary in an aggregate principal amount exceeding $5 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maturity Date” shall mean the earliest of (a) the date on which the outstanding Loans and accrued and unpaid Obligations with respect thereto become due and payable pursuant to Section 7.01 or any other provision of this Agreement, (b) April 1, 2017, if the Senior Subordinated Notes have not been repaid or refinanced in full on or before March 31, 2017 and (c) the Final Maturity Date. For purposes of this definition, the extension of the term of the 10.50% PIK Senior Subordinated Notes due 2017 to June 1, 2019 shall be deemed a refinancing.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Interest Expense” shall mean, for any period, total cash interest expense, net of interest income, of Claire’s Stores and its consolidated Subsidiaries (other than Unrestricted Subsidiaries (as defined in the Senior Credit Agreement)) for such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under swap agreements in respect of interest rates to the extent such costs are paid in cash during such period), calculated on a consolidated basis.

“Net Cash Transfer Amount” shall mean, as of any date of measurement, the aggregate amount of all Permitted Foreign Cash Transfers made by the Borrower to Claire’s Stores from the Closing Date minus the amount of all returns of cash (whether as an Investment in the equity of or contribution of capital to the Borrower, the repayment of an intercompany loan or the making of an intercompany loan to the Borrower or any other cash payment that is permitted under this Agreement) in respect of Permitted Foreign Cash Transfers from Claire’s Stores or its domestic subsidiaries from the Closing Date.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Unrestricted Subsidiary Term Loan Facility” shall mean a facility consisting of term loans to a newly formed Unrestricted Subsidiary (as defined in the Senior Credit Agreement) in an aggregate principal amount not to exceed $130 million, which shall be secured by certain intellectual property.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Note” shall have the meaning assigned to such term in Section 2.09(d).

“Notes Offering Memorandum” shall mean the Offering Memorandum, dated September 6, 2012, in respect of additional Senior Secured First Lien Notes.

“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Administrative Agent or Lenders under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest, penalties and additions related thereto (but not Excluded Taxes).

“Parent Entity” shall mean any indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Permitted Business Acquisition” shall mean any acquisition in the ordinary course of the Loan Parties’ business (including the acquisitions of stores, leases for stores or other operating assets) of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a domestic subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party; and (v) the aggregate amount of such acquisitions and investments made for cash consideration shall not exceed $5 million.

“Permitted Foreign Cash Transfer” shall mean a transfer of cash (whether as a cash payment, the making of an intercompany loan or the repayment of an intercompany loan) from the Borrower to Claire’s Stores if, after giving effect to such transfer, the Net Cash Transfer

Amount would not exceed the excess of (a)(i) $30 million minus (ii) the aggregate amount of any cash on hand at such time of Claire’s Stores and its domestic subsidiaries or (b)(i) the amount of any interest payment in respect of Indebtedness of Claire’s Stores coming due five (5) or fewer Business Days after such transfer plus $30 million minus (ii) the aggregate amount of cash on hand at such time of Claire’s Stores and its domestic subsidiaries. All such cash transfer calculations shall be as determined by the Borrower in its reasonable good faith discretion and using internally generated numbers.

“Permitted Holder” shall mean each of (i) the Fund and the Fund Affiliates, and (ii) the Management Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long term debt, or whose parent holding company’s long term debt, is rated A by S&P or A by Moody’s;

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided, that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary) and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $50 million at any time outstanding.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Final Maturity Date were instead due on the date that is one year following the Final Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced; provided further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall be on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Senior Indebtedness” shall mean Indebtedness under the Senior Euro Revolver Agreement or otherwise designated by the Borrower as Permitted Senior Indebtedness, not to exceed $50 million in aggregate principal amount outstanding at any one time.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Preferred Stock” shall mean any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, and any restructurings of the business of the Borrower or any of the Subsidiaries that the Borrower or any of the Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or (x) in the case of restructurings determined to be made, will occur within twelve months after the date of such certificate or (y) in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition”, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or other relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition”, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or other relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event, adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Exchange Transactions). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Required Lenders” shall mean, at any time, lenders having a majority in the principal amount of outstanding Loans under this Agreement and the Additional Term Loan Facility, voting as a single class.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Senior Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement, dated as of August 12, 2016 and effective as of September 20, 2016, by and among Claire’s Stores and Holdings, as Borrower, the lenders party thereto, Credit Suisse AG, Cayman Island Branch, as Administrative Agent, and the other joint bookrunners and lead arrangers party thereto (as amended, supplemented or otherwise modified on the date hereof, including without limitation by the Third Amendment, and as may be further amended, supplemented or otherwise modified).

“Senior Euro Revolver Agreement” shall mean that certain Multicurrency Revolving Facility Agreement, dated as of October 2, 2014, by and among the Borrower, the Guarantors party thereto and HSBC Bank PLC, as Lender (as amended, supplemented or otherwise modified on the date hereof).

“Senior Secured Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and the Subsidiaries outstanding at such date that consists of, without duplication, (A) Indebtedness that in each case is then secured by a Lien and (B) Indebtedness of the Subsidiaries, less (ii) without duplication, the sum of (x) Unrestricted Cash and Permitted Investments of the Borrower on such date plus (y) the lesser of (A) the Unrestricted Cash and Permitted Investments that would appear on an unconsolidated balance sheet of the Borrower on such date and (B) 25% of EBITDA for the relevant four quarter period used in calculating the Total Net Secured Leverage Ratio.

“Senior Secured First Lien Note Documents” shall mean the Senior Secured First Lien Notes and the Senior Secured First Lien Notes Indenture.

“Senior Secured First Lien Notes” shall mean up to $1,125 million aggregate principal amount of Claire’s Stores’ 9.00% Senior Secured First Lien Notes due 2019 issued pursuant to the Senior Secured First Lien Notes Indenture and outstanding on the Gibraltar Closing Date.

“Senior Secured First Lien Notes Indenture” shall mean the Indenture dated as of February 28, 2012 under which the Senior Secured First Lien Notes were issued, among Claire’s Stores and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Senior Secured Second Lien Note Documents” shall mean the Senior Secured Second Lien Notes and the Senior Secured Second Lien Notes Indenture.

“Senior Secured Second Lien Notes” shall mean up to $450 million aggregate principal amount of Claire’s Stores’ 8.875% Senior Secured Second Lien Notes due 2019 issued pursuant to the Senior Secured Second Lien Notes Indenture and outstanding on the Gibraltar Closing Date.

“Senior Secured Second Lien Notes Indenture” shall mean the Indenture dated as of March 4, 2011 under which the Senior Secured Second Lien Notes were issued, among Claire’s Stores and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Senior Subordinated Notes” shall mean up to $85.2 million aggregate principal amount of Claire’s Stores’ 10.5% Senior Subordinated Notes due 2017 and up to $183.55 million 10.5% PIK Senior Subordinated Notes issued pursuant to the Senior Subordinated Notes Indenture and outstanding on the Closing Date.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of May 14, 2013 under which the Senior Subordinated Notes were issued, among Claire’s Stores and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Senior Unsecured Notes” shall mean up to $320 million aggregate principal amount of Claire’s Stores’ 7.75% Senior Notes due 2020, issued pursuant to the Senior Unsecured Notes Indenture and outstanding on the Gibraltar Closing Date.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of May 14, 2013 under which the Senior Unsecured Notes were issued, among Claire’s Stores and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Claire’s Stores, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligations” shall mean obligations of the Borrower as lessee/borrower under any transaction which is classified as an operating lease under GAAP but as a financing for tax purposes.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, penalties and additions related thereto.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Third Amendment” shall mean that certain Amendment No. 3 to the Senior Credit Agreement dated as of August 12, 2016.

“Total Net Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Type” shall mean, when used in respect of any portion of the Term Loan, the Rate by reference to which interest on such portion of the Term Loan is determined. For purposes hereof, “Rate” shall include the Adjusted LIBO Rate and the ABR.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code.

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the Subsidiaries; provided, that, solely for purposes of clause (ii)(y)(A) of the definition of “Senior Secured Debt”, “Unrestricted Cash” shall mean cash or cash equivalents of Claire’s Stores or any of the Subsidiaries (other than the Borrower and its Subsidiaries) that would not appear as “restricted” on a consolidated balance sheet of Claire’s Stores or any of the Subsidiaries.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01 Commitments. Upon the terms and subject to the conditions set forth herein, each Lender agrees to make a Loan to the Borrower on the Closing Date in an amount equal to such Lender’s Commitment. Once repaid, the Term Loan may not be reborrowed. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.02 Term Loans.

(a) Subject to Section 2.14, the Term Loan shall initially be comprised of Eurocurrency Loans with an Interest Period of three (3) months.

(b) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to convert or continue any portion of the Term Loan if the Interest Period with respect thereto would end after the Final Maturity Date.

SECTION 2.03 [Reserved].

SECTION 2.04 Procedure for Borrowing. On the Closing Date, each Lender shall make available to the account of the Administrative Agent, no later than 12:00 p.m., Local Time, an amount in immediately available funds equal to its Commitment by rolling over outstanding Revolving Facility Loans (as defined in the Senior Credit Agreement) with such Revolving Facility Loans automatically deemed to be Term Loans hereunder. Upon receipt of the funds to be made available by the Lenders, the Administrative Agent shall disburse such funds by depositing the requested amounts into the account(s) specified by the Borrower to the Administrative Agent.

SECTION 2.05 [Reserved].

SECTION 2.06 [Reserved].

SECTION 2.07 [Reserved].

SECTION 2.08 Interest Elections.

(a) The Term Loan initially shall be comprised of a Eurocurrency Borrowing with an initial Interest Period of three (3) months. Thereafter, the Borrower may elect to convert a portion of the Term Loan to a different Type or to continue the Term Loan and, in the case of a Eurocurrency Loan, may elect Interest Periods therefor, all as provided in this Section.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of conversion to a Eurocurrency Loan, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed conversion or (ii) in the case of an ABR Loan, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed conversion. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit B and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the portion of the Term Loan which such Interest Election Request applies;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Loan is to be an ABR Loan or a Eurocurrency Loan; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. With respect to outstanding Eurocurrency Borrowings, at no time shall there be more than six (6) Interest Periods applicable at any time.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Loan.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loans may be converted to or continued as Eurocurrency Loans and (ii) unless repaid, all Eurocurrency Loans shall be converted to ABR Loans at the end of the Interest Period applicable thereto.

SECTION 2.09 [Reserved].

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the Type thereof and the Interest Period (if any) applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(e) The outstanding principal amount of the Term Loans shall be repayable in consecutive quarterly installments, on each date when the Borrower is required to deliver a certificate pursuant to Section 5.04(c), commencing with the delivery of such certificate for the fourth full fiscal quarter beginning after the Closing Date, in an amount equal to the Cumulative Pro Forma Cash Interest Savings determined for the applicable quarter in excess of $20 million; provided that the amount required to be repaid pursuant to this Section 2.09(e) shall in no event exceed $3 million in any one fiscal quarter.

SECTION 2.11 [Reserved].

SECTION 2.12 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1 million. Prior to any prepayment of the Loans, the Borrower shall notify the Administrative Agent in writing not later than 2:00 p.m., Local Time, one (1) Business Day before the scheduled date of such prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Loans. Each prepayment of Loans shall be applied to the Loans such that each Lender receives its ratable share of such prepayment (based upon the respective Loans held by the Lenders at the time of such prepayment). Prepayments of Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.13 [Reserved].

SECTION 2.14 Interest.

(a) The Loans shall bear interest at a rate per annum equal to (a) if the relevant Loan is an ABR Loan, the ABR plus the Applicable Margin and (b) if the relevant Loan is a Eurocurrency Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date and upon the Maturity Date; provided, that (x) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(b) Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 7.01(b), (c), (h) or (i) (or at the election, after notice, of the Administrative Agent or Required Lenders for so long as any other Event of Default shall have occurred and be continuing) (i) any Loan shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount (including, but not limited to, fees to be paid under the Loan Documents), such amount shall bear interest at a rate per annum equal to 2% plus the rate applicable to Loans as provided in paragraph (a) of this Section.

(c) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in the Term Loan for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any portion of the Term Loan to, or continuation of any portion of the Term Loan as, a Eurocurrency Loan denominated in such currency shall be ineffective and such portion shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Loan.

SECTION 2.16 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Lender to any additional Taxes (other than (A) Indemnified Taxes and Other Taxes indemnified under Section 2.09 and (B) Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender shall notify the Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation;

provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Taxes, except where required by applicable law. If any applicable withholding agent shall be required by applicable law to deduct any Taxes from such payments, then (i) to the extent the deduction is an account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally eligible to do so, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law, or as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate. In addition, each Lender shall deliver such forms, if legally eligible to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).

(f) Without limiting the generality of Section 2.17(e) above:

(A) If a payment made to a Lender under any Loan Document would be subject withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(B) Each Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent two executed originals of Internal Revenue Service Form W 9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.

(C) Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally eligible to deliver.

(g) If the Administrative Agent or Lender has received a refund (in cash or as an offset against other Taxes payable) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out of pocket expenses of the Administrative Agent, such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, such Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent, such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems in good faith to be confidential) to the Borrower or any other person.

SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.15, 2.16, 2.17, or otherwise) prior to 2:00 p.m., Local Time. The Borrower shall make each such payment on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, then unless otherwise provided with respect to such payment, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied first, to all fees and expenses then due and payable to the Administrative Agent and Lenders, second, to accrued and unpaid interest on the Loans until paid in full, third, to the aggregate outstanding principal amount of the Loans until paid in full, fourth, to all other outstanding Obligations until paid in full, and fifth, to the Borrower or otherwise in accordance with applicable law.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender with respect to Indemnified Taxes pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made with respect to Indemnified Taxes pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans to one or more assignees reasonably acceptable to the Administrative Agent; provided, that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within three Business Days after Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.21 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Loans of such Lender to ABR Loans (without reference to clause (c) of the ABR definition), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE III.

Representations and Warranties

On the Closing Date, immediately after giving effect to the Exchange Transactions, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or in any foreign jurisdiction where an equivalent status exists, enjoys the equivalent status under the laws of such foreign jurisdiction of organization outside of the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) in the case of the Borrower, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by the Borrower of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Exchange Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrower and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of the Borrower, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, other than Permitted Liens.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Exchange Transactions, except for (a) such as have been made or obtained and are in full force and effect, (b) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (c) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements. The summary condensed consolidated financial information of the Borrower (a) as of and for the fiscal year ended, January 31, 2016, and (b) as of and for the three months ended April 30, 2016, which in each case has been derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same period, copies of which have heretofore been furnished to each Lender, were prepared in accordance with GAAP consistently applied throughout the period covered thereby and present fairly in all material respects the consolidated financial position of the Borrower as at such date and the consolidated results of operations and cash flows of the Borrower for the fiscal period then ended.

SECTION 3.06 Subsidiaries.

(a) Schedule 3.07(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower other than Immaterial Subsidiaries and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests of the Borrower or as set forth on Schedule 3.07(b).

SECTION 3.07 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate), any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit) or any restriction of record or agreement affecting any mortgaged property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08 Investment Company Act. None of the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Use of Proceeds. The Borrower will use the proceeds of the Loans to refinance outstanding Revolving Facility Loans (as defined in the Senior Credit Agreement).

SECTION 3.10 Tax Returns. Except as set forth on Schedule 3.10:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Subsidiaries has filed or caused to be filed all Tax returns required to have been filed by it and each such Tax return is true and correct;

(b) Each of the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), except for Taxes, which if not paid or adequately provided for, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.11 Employee Benefit Plans. The Borrower and the Subsidiaries are in compliance with (i) all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of the jurisdiction of such entity and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of applicable labor law dealing with fair labor standards; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Exchange Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries is bound.

SECTION 3.13 Insurance. As of the Closing Date, all material insurance maintained by or on behalf of the Borrower and the Subsidiaries is in full force and effect.

SECTION 3.14 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.15 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 3.15, (a) the Borrower and each of the Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person.

SECTION 3.16 Anti-Money Laundering and Economic Sanctions Laws. None of the Borrower or any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of the Borrower or such Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws. None of the Borrower or any of its Subsidiaries or its Affiliates or any director, officer, employee, agent, Affiliate or representative of the Borrower or such Subsidiary or Affiliate (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any of its Subsidiaries or its Affiliates located, organized or resident in a country or territory that is the subject of Sanctions.

No Specified Person will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

Except to the extent conducted in accordance with applicable Law, neither Borrower nor any of its Subsidiaries and Affiliates and none of the respective officers, directors, brokers or agents of the Borrower, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

Except as otherwise disclosed in Schedule 3.16, to the Borrower’s knowledge, within the past five years, each of the Borrower and its Subsidiaries is in compliance in all respects with and has not committed any violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

SECTION 3.17 Anti-corruption Laws. None of the Borrower and its Subsidiaries nor any director, officer, agent, employee or Affiliate of the Borrower or such Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. The Borrower and its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

SECTION 3.18 Federal Reserve Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.19 Solvency.

(a) Immediately after giving effect to the Exchange Transactions on the Closing Date, (i) the fair value of the assets of the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and the Subsidiaries on a consolidated basis, respectively, (ii) the present fair saleable value of the property of the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (iv) the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) Borrower does not intend to, nor does the Borrower believe that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

ARTICLE IV.

Conditions of Lending

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans shall become effective on the Gibraltar Closing Date (hereunder, the “Closing Date”).

ARTICLE V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Material Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect and except as otherwise expressly permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and (b) the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 90 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-K), for each fiscal year (commencing with the fiscal year ending January 31, 2017), a condensed consolidated balance sheet and related statements of operations, comprehensive income and stockholder’s equity which in each case has been derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same fiscal year showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the condensed consolidated results of their operations during such year, which condensed consolidated balance sheet and related statements of operations, comprehensive income and stockholder’s equity shall be, as derived from consolidating schedules to Claire’s Stores’ consolidated financial statements as of the same date and for the same fiscal year, audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such condensed consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a condensed consolidated basis in accordance with GAAP, subject to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the SEC of annual reports on Form 10-K of Claire’s Stores and its consolidated subsidiaries, or delivery by Claire’s Stores of such reports, shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days (or such other time period as specified in the SEC’s rules and regulations with respect to non-accelerated filers for the filing of annual reports on Form 10-Q), for each of the first three fiscal quarters of each fiscal year, a condensed consolidated balance sheet and related statements of operations and comprehensive income showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal quarter and the condensed consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year, all of which shall be in reasonable detail and which condensed consolidated balance sheet and related statements of operations and comprehensive income shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a condensed consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), and to exceptions consistent with the presentation of financial information contained in the Notes Offering Memorandum (it being understood that the filing with the SEC of quarterly reports on Form 10-Q of Claire’s Stores and its subsidiaries, or the delivery by Claire’s Stores of such reports, shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations); and

(d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans to refinance outstanding Revolving Facility Loans (as defined in the Senior Credit Agreement).

SECTION 5.09 Fiscal Year; Accounting. Cause its fiscal year to end on the Saturday closest to January 31, unless prior written notice of a change is given to the Administrative Agent.

ARTICLE VI.

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (other than Capital Lease Obligations) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Permitted Senior Indebtedness;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower or Holdings to any Subsidiary and of any Subsidiary to the Borrower or Holdings; provided, that (i) Indebtedness of any Subsidiary owing to the Borrower shall be subject to Section 6.04(b) and (ii) Indebtedness of the Borrower owing to any Subsidiary (the “Subordinated Intercompany Debt”) to the greatest extent permitted by applicable law (with the Borrower to advise the Administrative Agent in reasonable detail of any limitations under applicable law), (A) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, and (B) such Indebtedness (and all interest thereon and all fees, expenses, and other amounts payable in respect thereof) shall only be payable in kind;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h) Capital Lease Obligations or other obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof; provided that, the amount of Indebtedness incurred pursuant to this Section 6.01(h), when combined with the aggregate principal amount of Indebtedness incurred pursuant to (i) Section 6.01(i) and Sections 6.01(i) and 6.01(j) of the ABL Credit Agreement, and (ii) the Remaining Present Value of outstanding leases permitted under Section 6.03 and Section 6.03(b) of the ABL Credit Agreement, shall not exceed an aggregate principal amount equal to $37 million at any time outstanding; and provided, further, that any lease arrangements that are not (or, if entered into after the Closing Date, would not have been)

Capital Lease Obligations as of the Closing Date but subsequently become Capital Lease Obligations whether as a result of (x) any changes in GAAP or (y) any changes in the terms of such arrangements required in connection with the ordinary course renewal or extension thereof, shall not constitute Capital Lease Obligations hereunder or for any other provision of this Agreement;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower prior to or within 270 days after the acquisition, lease or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease or improvement, and any Permitted Refinancing Indebtedness in respect thereof; provided that, the amount of Indebtedness incurred pursuant to this Section 6.01(i), when combined with the aggregate principal amount of Indebtedness incurred pursuant to (i) Section 6.01(h) and Sections 6.01(i) and 6.01(j) of the ABL Credit Agreement, and (ii) the Remaining Present Value of outstanding leases permitted under Section 6.03 and Section 6.03(b) of the ABL Credit Agreement, shall not exceed an aggregate principal amount equal to $37 million at any time outstanding; and provided, further, that any lease arrangements that are not (or, if entered into after the Closing Date, would not have been) Capital Lease Obligations as of the Closing Date but subsequently become Capital Lease Obligations whether as a result of (x) any changes in GAAP or (y) any changes in the terms of such arrangements required in connection with the ordinary course renewal or extension thereof, shall not constitute Capital Lease Obligations hereunder or for any other provision of this Agreement;

(j) the Additional Term Loan Facility and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k) funded intercompany loans and advances from Claire’s Stores or its Subsidiaries to the Borrower; provided, that such Indebtedness to the greatest extent permitted by applicable law (with the Borrower to advise the Administrative Agent in reasonable detail of any limitations under applicable law), (i) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, and (ii) such Indebtedness (and all interest thereon and all fees, expenses, and other amounts payable in respect thereof) shall, in any event, only be payable in kind, except that the terms of such subordination shall permit the making of Permitted Foreign Cash Transfers;

(l) Guarantees (i) by the Borrower of any indebtedness or obligations of the Borrower permitted to be incurred under this Agreement, (ii) by the Borrower of Indebtedness otherwise permitted hereunder of any Subsidiary to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v), (iii) by any Subsidiary of Indebtedness of another Subsidiary and (iv) by the Borrower of Indebtedness of Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(r) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower under this Section 6.01(l) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that the aggregate amount at any time outstanding under this Section 6.01(m) shall not exceed $5 million;

(n) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;

(o) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(q) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(r) Indebtedness in connection with (i) Permitted Receivables Financings, (ii) the Senior Euro Revolver Agreement and (iii) Permitted Refinancing Indebtedness of any of the foregoing clauses (i) and (ii); provided that the combined aggregate amounts under any such Indebtedness shall not exceed $50 million at any one time outstanding;

(s) [reserved];

(t) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an amount not in excess at any one time outstanding, when combined with the total amount of any Investments in joint ventures made pursuant to Section 6.04(bb) and Indebtedness incurred and Investments made pursuant to Sections 6.01(w) and 6.04(cc) of the ABL Credit Agreement, of the greater of $10 million or 1.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(u) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Entity;

(v) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(w) [reserved];

(x) [reserved]; and

(y) all premium (if any, including tender premiums), defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (x) above.

For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner and at any time that complies with this Section 6.01; and

(ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien (other than a Permitted Lien (as defined below)) on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof unless the Loans are equally and ratably secured with (or on a senior basis, in the case of obligations subordinated in right of payment to the Loans) the obligations secured until such time as such obligations are no longer secured by a Lien; provided, however, that the provisions of this Section 6.02 shall not apply to the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (including, without limitation, as set forth on Schedule 6.02(a)) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) [reserved];

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (d) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with any workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (limited to the assets subject to such Indebtedness);

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(i);

(l) [reserved];

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;

(p) Liens securing obligations in respect of trade related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f), (i) or (k) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary securing Indebtedness of a Subsidiary permitted under Section 6.01;

(u) [reserved];

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(bb) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower;

(dd) Liens securing Permitted Senior Indebtedness; and

(ee) [reserved].

SECTION 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, in each case, whether or not treated as a “sale-leaseback” under GAAP (a “Sale and Lease Back Transaction”); provided, that a Sale and Lease Back Transaction shall be permitted (a) with respect to property owned by the Borrower or any Subsidiary that is acquired after the Closing Date so long as such Sale and Lease Back Transaction is consummated within 270 days of the acquisition of such property, and (b) with respect to any property owned by the Borrower or any Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to (i) Sections 6.01(h) and 6.01(i) and Sections 6.01(i) and 6.01(j) of the ABL Credit Agreement, and (ii) the Remaining Present Value of outstanding leases previously entered into under this Section 6.03(b) and Section 6.03(b) of the ABL Credit Agreement, would not exceed an aggregate principal amount equal to $37 million at any time outstanding.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) intercompany loans and advances from the Borrower to Claire’s Stores constituting Permitted Foreign Cash Transfers;

(b) (i) Investments by the Borrower, Holdings or any Subsidiary in the Equity Interests of the Borrower, Holdings or any Subsidiary; (ii) intercompany loans from the Borrower, Holdings or any Subsidiary to the Borrower, Holdings or any Subsidiary; and (iii) Guarantees by the Borrower of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Borrower pursuant to clause (i) in Subsidiaries plus (B) net intercompany loans made after the Closing Date to Subsidiaries pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the Closing Date of Subsidiaries pursuant to clause (iii), shall not exceed an aggregate net amount equal to $8 million (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this Section 6.04(b)) at any time outstanding; provided, further, that (x) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Subsidiaries and (y) intercompany loans, advances or Indebtedness among the Borrower and its Subsidiaries having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business consistent with past practice shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $5 million and 0.25% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof) and (ii) in respect of payroll payments and expenses in the ordinary course of business;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) [reserved];

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s) and (dd);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed $5 million (plus any returns of capital actually received by the respective investor in respect of Investments theretofore made by it pursuant to this Section 6.04(j)); provided that if any Investment pursuant to this Section 6.04(j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date pursuant to another Investment the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, any Investment in such person outstanding under this Section 6.04(j) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this Section 6.04(j) for so long as such person continues to be a Subsidiary of the Borrower; provided, that, any expenditures by the Borrower or any of its Subsidiaries in the form of key money or other expenditures in relation to new store openings in the ordinary course of business are not restricted hereunder;

(k) Investments constituting Permitted Business Acquisitions;

(l) [reserved];

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or any of the Subsidiaries as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into, or consolidated or amalgamated with, the Borrower or merged into or consolidated or amalgamated with a Subsidiary after the Closing Date, in each case, (i) to the extent permitted under this Section 6.04 and, (ii) in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Claire’s Stores, any Parent Entity, the Borrower or the Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Claire’s Stores or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of Claire’s Stores (or any Parent Entity);

(r) [reserved];

(s) [reserved];

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) [reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) [reserved];

(y) Investments arising as a result of Permitted Receivables Financings;

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments in joint ventures in an amount, not in excess at any one time outstanding, when combined with the total amount of Indebtedness incurred in connection with joint ventures pursuant to Section 6.01(t) and Indebtedness incurred and Investments made pursuant to Sections 6.01(w) and 6.04(cc) of the ABL Credit Agreement, of the greater of $10 million or 1.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence or Investment for which financial statements have been delivered pursuant to Section 5.04; provided that if any Investment pursuant to this clause (bb) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date pursuant to another Investment the amount of which, when taken together with the amount of the prior Investment, would be permitted under another provision of this Section 6.04, any Investment in such person outstanding under this Section 6.04(bb) shall thereafter be deemed to have been made pursuant to such other provision and shall cease to have been made pursuant to this clause (bb) for so long as such person continues to be a Subsidiary of the Borrower.

The amount of Investments that may be made at any time pursuant to Section 6.04(b) or 6.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the

Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person or any division or business unit of any other person unless (i) the Borrower or any of its Subsidiaries, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of, and (ii) at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into or with the Borrower in a transaction in which the Borrower is the survivor and no person other than the Borrower receives any consideration, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any other Subsidiary, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (iv) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary in reliance on this paragraph (c) shall be made in compliance with Section 6.07;

(d) [reserved];

(e) Sale and Lease Back Transactions permitted by Section 6.03;

(f) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 (or required to be included in this Section 6.05(h) pursuant to Section 6.05(c)); provided, that (i) the aggregate gross proceeds (including noncash proceeds) of any or all assets, sold, transferred, leased or otherwise disposed of in reliance under this Section 6.05(h) shall not exceed, in any fiscal year of the Borrower, when combined with the total amount of gross proceeds of any asset sales made pursuant to Section 6.05(h) of the ABL Credit Agreement, $10 million and (ii) no Default or Event of Default exists or would result therefrom;

(i) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower is the surviving corporation and (ii) involving a Subsidiary, the surviving or resulting entity shall be a Wholly Owned Subsidiary;

(j) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(k) sales, leases or other dispositions of inventory of the Borrower and the Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(l) Permitted Business Acquisitions and purchases of assets useful in the business of the Borrower and its Subsidiaries made within 18 months following any Asset Sale in an amount not to exceed the proceeds from such Asset Sale;

(m) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(n) [reserved]; and

(o) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and the Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; provided, that the net investment in the Equity Interests of the Subsidiary would be permitted by Section 6.04 if made on the date of such disposition.

SECTION 6.06 Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 6.04); and

(b) the Borrower may make Restricted Payments constituting Permitted Foreign Cash Transfers.

SECTION 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of the Borrower in a transaction involving aggregate consideration in excess of $5 million, unless such transaction is (i) otherwise permitted (or required) under this Agreement, (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate and (iii) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $25 million, the Borrower delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Borrower, approving such Affiliate transaction and set forth in a certificate of a Responsible Officer certifying that such Affiliate transaction complies with clause (i) of this Section 6.07(a).

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Claire’s Stores or of the Borrower,

(ii) loans or advances to employees or consultants of the Borrower or any of the Subsidiaries in accordance with Section 6.04(e),

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Borrower and the Subsidiaries in the ordinary course of business,

(v) (A) transactions pursuant to the Transaction Documents and (B) permitted transactions, agreements and arrangements in existence on or following the Closing Date and set forth on Schedule 6.07 or any amendment thereto (to the extent such amendment is not adverse to the Lenders in any material respect, as determined in good faith by the Borrower) or transaction contemplated thereby,

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) payments to Claire’s Stores,

(viii) any purchase by the Borrower of the Equity Interests of the Subsidiaries,

(ix) payments by the Borrower or any of the Subsidiaries to the Fund or any Fund Affiliate made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith,

(x) transactions with Claire’s Stores, subsidiaries of Claire’s Stores or Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate,

(xii) [reserved],

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice,

(xiv) [reserved],

(xv) the issuance, sale, transfer of Equity Interests of the Borrower to Claire’s Stores,

(xvi) payments by Claire’s Stores (and any Parent Entity), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Claire’s Stores (and any such

Parent Entity), the Borrower and the Subsidiaries on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,

(xvii) transactions pursuant to any Permitted Receivables Financing,

(xviii) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Claire’s Stores or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries,

(xx) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower; provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity, and

(xxi) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

SECTION 6.08 Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financings.

SECTION 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. (a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of the Subsidiaries.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal or interest of any Indebtedness which is contractually subordinated to the Loans or any Permitted Refinancing Indebtedness in respect of the foregoing or any Preferred Stock or any Disqualified Stock (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) payments of regularly scheduled interest, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing, (B) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Claire’s Stores from the issuance, sale or exchange by Claire’s Stores (or any direct or indirect parent of Claire’s Stores) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of Claire’s Stores or any of its direct or indirect parents, (E) payments in respect of Indebtedness of Claire’s Stores; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, any Permitted Receivables Document, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary other than those arising under any Loan Document, except restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements, similar agreements applicable to joint ventures and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(j) or 6.01(q) or Permitted Refinancing Indebtedness in respect thereof;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(R) [reserved]; or

(S) any encumbrances or restrictions of the type referred to in Sections 6.09(b)(i) and 6.09(b)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (R) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10 [Reserved].

ARTICLE VII.

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf shall cause such Material

Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity as a result of an event of default thereunder or (ii) the Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; and provided, further, that in the absence of an exercise of remedies this clause (f) shall not apply to a default under the Senior Euro Revolver Agreement for so long as a forbearance agreement between the Borrower and the lenders thereunder regarding such default and prohibiting the exercise of remedies is in effect;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of the Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries or (iii) the winding up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $5 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

(k) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto; or

(l) If after the Closing Date and after giving effect to any Permitted Foreign Cash Transfer, the aggregate amount of cash on hand of Claire’s Stores and its domestic subsidiaries exceeds $30 million for a period of thirty (30) consecutive days, and Claire’s shall not have returned to the Borrower as an Investment in the equity of or contribution of capital to the Borrower, the repayment of an intercompany loan or the making of an intercompany loan to the Borrower or any other cash payment that is permitted under this Agreement an amount equal to the lesser of (x) such excess at the end of such thirty (30) consecutive days and measured at the end of each thirty (30) consecutive day period and (y) the Net Cash Transfer Amount at such date of measurement and is not, within three (3) Business Days of such date of measurement returned to the Borrower; provided that such excess shall not be required to be returned to the Borrower if doing so would have a material adverse tax consequence (which consequence shall be described in reasonable detail in a written notification delivered by Claire’s Stores to the Administrative Agent) on Claire’s Stores and/or any of its domestic subsidiaries;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (k) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.

ARTICLE VIII.

The Administrative Agent

SECTION 8.01 Appointment.

(a) Each Lender (in its capacity as a Lender) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03 Exculpatory Provisions. Neither any Agent or its Affiliates nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Closing Date. The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its Loans hereunder) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with the Borrower as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the retiring Administrative Agent shall, on behalf of the Lenders, appoint a successor agent which shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10 [Reserved].

SECTION 8.11 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.09, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX.

Miscellaneous

SECTION 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 5.04(c) to the Administrative Agent. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder or the termination of this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (d) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than the Borrower or any of its Affiliates (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) [reserved]; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless the Administrative Agent otherwise consents; provided, that (such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender or Approved Fund; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 (or delivered pursuant to Section 5.04), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) the Assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this

Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i), (ii), (iii) or (iv) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and the Borrower for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) [Reserved].

(i) Notwithstanding the foregoing, no assignment may be made or participation sold to an Ineligible Institution without the prior written consent of the Borrower. Notwithstanding anything to the contrary in this Agreement, the Borrower and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility to monitor whether assignments or participations are made to Ineligible Institutions, and that none of the Borrower or any of its Subsidiaries shall bring a claim to such effect.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable out of pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Loans or the administration of this Agreement or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Exchange Transactions hereby contemplated shall be consummated), including the reasonable fees, charges and disbursements of Gibson, Dunn & Crutcher LLP, counsel for the Administrative Agent and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out of pocket expenses (including Other Taxes) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the fees, charges and disbursements of counsel for the Administrative Agent (including any special and local counsel).

(b) The Borrower agrees to indemnify the Administrative Agent, each Lender, each of their respective Affiliates and each of their respective directors, trustees, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements

(except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Exchange Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Fund, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses with respect to a non-Tax claim.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on any Loan without the prior written consent of each Lender directly affected thereby,

(ii) decrease the fees of any Lender or Agent without the prior written consent of such Lender or Agent, as applicable,

(iii) extend any date on which payment of interest on any Loan or any fees is due, without the prior written consent of each Lender adversely affected thereby, or

(iv) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid,

illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(b) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(i) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(ii) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.15(c) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(iii) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(d) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (c)) shall limit the right to sue in any other jurisdiction.

SECTION 9.16 Confidentiality. Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating the Borrower and any Subsidiary furnished to it by or on behalf of the Borrower or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in violation of this Section 9.16, (b) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (c) was available to such Lender or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower) and shall not reveal the same other than to its directors, trustees, officers, employees, advisors and any numbering, administration or settlement service providers with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to other Lenders and to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person is subject to this Section 9.16 or shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).

SECTION 9.17 Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Loan Documents, (2) any notification of changes in the terms of the credit facilities and (3) all information delivered pursuant to Section 5.04.

SECTION 9.18 [Reserved].

SECTION 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.21 [Reserved].

SECTION 9.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its Affiliates or any other Person and (B) none of the Administrative Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent or the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or the Lenders has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by applicable law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

By:	/s/ J. Per Brodin
	Name:	J. Per Brodin
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement (Gibraltar)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and a Lender

By:	/s/ Bryan J. Matthews
	Name:	Bryan J. Matthews
	Title:	Authorized Signatory

By:	/s/ Jeremy Roberts Stern
	Name:	Jeremy Roberts Stern
	Title:	Authorized Signatory

Signature Page to Credit Agreement (Gibraltar)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

Signature Page to Credit Agreement (Gibraltar)

ING CAPITAL LLC, as a Lender

By:	/s/ Ian Nyi
	Name:	Ian Nyi
	Title:	Vice President

By:	/s/ Joe McAdams
	Name:	Joe McAdams
	Title:	Managing Director

Signature Page to Credit Agreement (Gibraltar)

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Neil R. Boylan
	Name:	Neil R. Boylan
	Title:	Managing Director

Signature Page to Credit Agreement (Gibraltar)

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Leslie P. Vowell
	Name:	Leslie P. Vowell
	Title:	Attorney-in-Fact

Signature Page to Credit Agreement (Gibraltar)

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrower:	Claire’s (Gibraltar) Holdings Limited

4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch as administrative agent under the Credit Agreement.

[1]	Select as applicable.

5.	Credit Agreement:	Credit Agreement, dated as of August 12, 2016 and effective as of September 20, 2016 (as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company, (the “Borrower”), the Lenders party thereto from time to time and Credit Suisse AG, as Administrative Agent for the Lenders.

6.	Assigned Interest:

Aggregate Amount of Loans	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$	%

Effective Date:                 , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and Accepted:][3]

CREDIT SUISSE AG, Cayman Islands Branch, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required pursuant to Section 9.04 of the Credit Agreement.

3

[Consented to:][4]

[CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED]

By:
Name:
Title:

[4]	To be added only if the consent of the Borrower is required pursuant to Section 9.04 of the Credit Agreement.

4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 3.05 thereof (or delivered pursuant to Section 5.04 thereof), as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes each Agent to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to such Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

6

EXHIBIT B

[FORM OF]

INTEREST ELECTION REQUEST

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent

    for the Lenders referred to below

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group

[DATE]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 12, 2016 and effective as of September 20, 2016 (as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Claire’s (Gibraltar) Holdings Limited, a Gibraltar private limited liability company (the “Borrower”), the Lenders from time to time party thereto (“Lenders”) and Credit Suisse AG, Cayman Islands Branch as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable (an “Election”), under Section 2.07 of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

(i)	Portion of Term Loan to which Interest Election applies:
Principal Amount:
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency):

(ii)	Effective Date of Election:

(iii)	Resulting Loan(s)
Resulting Loan (1)
Principal Amount (or % of Loan in (1))
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency):

Resulting Loan (2)[1]
Principal Amount (or % of Loan in (i))
Type (ABAR/Eurocurrency):
Interest Period (if Eurocurrency):

The undersigned certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

CLAIRE’S (GIBRALTAR) HOLDINGS LIMITED

By:
Name:
Title:

[1]	Add as many resulting Loans as applicable.

Schedules to $40MM Gibraltar Agreement

SCHEDULE 1.01A

Immaterial Subsidiaries

Claire’s China Services
Claire’s European Distribution Limited
Claire’s Netherlands B.V.
Claire’s Poland Sp. Z o.o.
Claire’s Hungary Kft.
Claire’s Czech Republic s.r.o.
WhiteClaire’s Accessorrios Portugal Unipessoal LDA
RSI International Ltd.
BMS Fashion Corp.
Claire’s Stores (Shanghai) Limited
Claire’s Stores Hong Kong Limited
Claire’s European Services Limited
Claire’s Luxembourg S.a.r.l.

SCHEDULE 2.01

Initial Lenders

Gibraltar Term Loan

Goldman Sachs Bank USA	$12,173,913.04

Royal Bank of Canada	$10,434,782.61

Credit Suisse AG, Cayman Islands Branch	$5,217,391.30

JP Morgan Chase Bank, N.A.	$8,695,652.17

ING Capital	$3,478,260.87

TOTAL	$40,000,000

SCHEDULE 3.01

Organization and Good Standing

None.

SCHEDULE 3.04

Governmental Approvals

None.

SCHEDULE 3.07(a)

Subsidiaries*

Name	Jurisdiction	Owner of Equity Interests
Claire’s Fashion Property Corp.	Cayman	100% CSI Luxembourg S.a.r.l.
Claire’s Holding Gmbh	Switzerland	100% Claire’s Holdings S.a.r.l.
Claire’s Accessories UK Ltd	United Kingdom	100% Claire’s Holding Gmbh
CSI Luxembourg S.a.r.l.	Luxembourg	100% Claire’s Holding Gmbh
Claire’s Switzerland Gmbh	Switzerland	100% Claire’s Holding Gmbh
Claire’s Accessories Spain, S.L.	Spain	100% Claire’s Accessories UK Ltd
Claire’s France S.A.S.	France	100% Claire’s Accessories UK Ltd
Claire’s (Gibraltar) Intermediate Holdings Limited	Gibraltar	100% Claire’s (Gibraltar) Holdings Limited
Claire’s Holdings S.a.r.l.	Luxembourg	100% Claire’s (Gibraltar) Intermediate Holdings Limited
Claire’s Germany GmbH	Germany	100% Claire’s Holding Gmbh
Claire’s Italy S.R.L.	Italy	100% Claire’s Accessories UK, Ltd.
Claire’s Belgium B.V.B.A.	Austria	100% Claire’s Accessories UK, Ltd.
Claire’s Austria Gmbh	Belgium	100% Claire’s Holding Gmbh

*	This list excludes Immaterial Subsidiaries listed on Schedule 1.01A

SCHEDULE 3.07(b)

Subscriptions

None.

SCHEDULE 3.10

Taxes

None.

SCHEDULE 3.15

Intellectual Property

None.

SCHEDULE 3.16

Anti-Money Laundering Laws

None.

SCHEDULE 6.01

Indebtedness

Subsidiaries have bank credit facilities totaling approximately $2.3 million. These facilities have been arranged in accordance with customary lending practices in their respective countries of operation. As of April 30, 2016, Subsidiaries had a reduction of $2.1 million for outstanding bank guarantees, which reduces the borrowing availability to $0.2 million as of that date.

SCHEDULE 6.02(a)

Liens

None.

SCHEDULE 6.04

Investments

Key money deposits in the amount of $53,000,000 for leases in France.

SCHEDULE 6.07

Transactions with Affiliates

None.

SCHEDULE 9.01

Notice Information

Administrative Agent or Collateral Agent:

Credit Suisse

Eleven Madison Avenue

New York, NY 10010

Attention: Agency Group

Fax No.: (212) 325-8304

Borrower:

Claire’s (Gibraltar) Holdings Limited

3 SW 129th Avenue

Suite 400

Attention: Stephen Sernett, Director

Pembroke Pines, FL 33027

Fax No.: (954) 433-3999

Website: http://www.clairestores.com/phoenix.zhtml?c=68915&p=irol-sec